                        (Governor of Louisiana Letterhead)

May 5, 2006

Via U.S. Mail and Facsimile (202) 366-5123

Ms. Julie A. Nelson
Acting Deputy Maritime Administrator and Chief Counsel
Maritime Administration
U.S. Department of Transportation
Room 7221 (MAR-221)
400 Seventh St SW
Washington, DC 20590-0001

RE:   Application of Freeport McMoRan LLC for the Main Pass Energy Hub
      Docket No. USCG 2004-17696

Dear Ms. Nelson:

On May 17, 2005, I wrote to Acting Administrator Jamian regarding the development of liquefied natural gas regasification facilities off the coast of Louisiana, and I expressed my concerns regarding the potentially harmful effects of using open rack vaporizer (ORV) systems at those facilities. In that letter, I stated that:

As a state supportive of LNG development, we have tried to work within the current licensing system to allow offshore LNG development, but also protect our fisheries resources. Despite our best efforts to work with your agency and LNG developers, based on the inadequacy of current data, we are unable to reach an acceptable comfort level with the potential risks presented by the cumulative impacts of multiple offshore LNG facilities that use the open rack vaporizer system.

Considering these ongoing concerns, I will oppose the licensing of offshore LNG terminals that will use the open rack vaporizer system. Until studies demonstrate that the operation of the open rack vaporizer will not have an unacceptable impact on the surrounding ecosystem, I will only support offshore LNG terminals using a closed loop system having negligible impacts to marine life.

At my direction, the Louisiana Department of Wildlife and Fisheries has continuously monitored the progress of the pending applications for the construction and operation of LNG facilities in the Gulf of Mexico. That monitoring process included review of all available, reliable scientific data regarding the safety and environmental impacts of ORV and alternative regasification systems, and review of the docketed comments and recommendations filed in connection with this application. The findings, analysis, and recommendations of the Department are contained in the letter of May 2, 2006, from Secretary Dwight Landreneau to me. A copy of the Secretary’s letter is enclosed for your information.

Ms. Nelson
Page Two
May 5, 2006

After weighing all of the potential economic and environmental benefits and risks of this proposed project, I regret that I cannot find sufficient basis for modifying my original opinion of May 17, 2005, as repeated above.

Several industry sources have provided assurances that the use of ORVs will have minimal long-term impact on the coastal and offshore environment and the fisheries resources; however, those assurances have not been supported by any persuasive scientific studies or data.

On the contrary, a number of government agencies and councils, both state and federal, after reviewing the available scientific data, have uniformly and consistently expressed significant concerns regarding the use of any ORV system as part of the proposed LNG facilities in the Gulf of Mexico. Those agencies and councils include, in addition to the Louisiana Department of Wildlife and Fisheries, the Mississippi Department of Marine Resources, the Alabama Department of Conservation and Natural Resources, Texas Parks and Wildlife Department, the Gulf States Marine Fisheries Commission, the Gulf of Mexico Fishery Management Council, and NOAA’s National Marine Fisheries Service.

As stewards of the public trust, this office and our state agencies and executive departments, have both a constitutional and a statutory duty to preserve and protect Louisiana’s coastal and offshore marine environment, ecosystem, and fisheries for the benefit of our current and future citizens. The approval of the pending license application, without sufficient persuasive data in support, would be inconsistent with this public trust doctrine.

Therefore, in discharging my obligations under Louisiana Constitution Article IX, §1, and acting under authority of the Deepwater Port Act, and particularly 33 United States Code Sections 1503(c)8 and 1508(b)(1), and for the reasons expressed above and in Secretary Landreneau’s letter, as Governor of the state of Louisiana, I hereby disapprove the application of Freeport McMoran LLC for the construction and operation of the Main Pass Energy Hub.

I sincerely regret that Louisiana has been forced into this position at this time by an inflexible and all too shortened process established by the Deepwater Port Act. But, as I have previously stated, unless and until there is sufficient persuasive data to relieve us of our concerns, any future approval of this or a similar application by the state of Louisiana will require the use of a closed loop regasification system or other alternative system, having negligible impacts to marine life and the marine environment. Furthermore, to mitigate adverse environmental impacts expected even from more environmentally friendly technology such as a so called closed loop system and to assist the people of Louisiana in our America’s WETLAND and America’s Energy Coast initiatives, Louisiana will insist on sharing in the enhanced revenues gained from such a project by our federal government.

Sincerely,

/s/ Kathleen Babineaux Blanco
Kathleen Babineaux Blanco
Governor

Enclosure

c:    Honorable Charles C. Foti, Jr., Louisiana Attorney General
Secretary Dwight Landreneau, Department of Wildlife & Fisheries
Coast Guard Docket Management Facility (Via facsimile and U.S. Mail)